Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 2, 2002, on the consolidated financial statements of Bravo Natural Resources, Inc. as of December 31, 2001, and for the year then ended, included in this Current Report of Patina Oil & Gas Corporation on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Patina Oil & Gas Corporation on Form S-8 (File Nos. 333-52460 and 333-37790).

GRANT THORNTON LLP

Tulsa, Oklahoma

February 14, 2003